CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities Offered	Maximum Aggregate Offering Price	Amount of Registration Fee
Commodity-Linked Capital Protected Notes due 2012	$20,099,000	$789.89

February 2008 Pricing Supplement No. 506 Registration Statement No. 333-131266 Dated February 22, 2008 Filed pursuant to Rule 424(b)(2)
STRUCTURED INVESTMENTS
Opportunities in Commodities

Commodity-Linked Capital Protected Notes due February 29, 2012
Based on the Performance of a Basket of Two Commodity Indices and Two Commodities

The notes are senior unsecured obligations of Morgan Stanley, will pay no interest, and have the terms described in the prospectus supplement for commodity-linked capital protected notes and the prospectus, as supplemented or modified by this pricing supplement.  At maturity, an investor will receive for each $1,000 stated principal amount of notes that the investor holds, the $1,000 stated principal amount plus a supplemental redemption amount, if any, based on whether the basket of commodities has appreciated at all.  The notes are senior notes issued as part of Morgan Stanley’s Series F Global Medium-Term Notes program.
FINAL TERMS
Issuer:	Morgan Stanley
Aggregate principal amount:	$20,099,000
Issue price:	$1,000 per note (see “Commissions and Issue Price” below)
Stated principal amount:	$1,000 per note
Pricing date:	February 22, 2008
Original issue date:	February 29, 2008 (5 business days after the pricing date)
Maturity date:	February 29, 2012
Principal protection:	100%
Interest:	None
Basket:	Basket commodities	Bloomberg ticker symbol*	Weighting	Initial commodity price
	West Texas Intermediate light sweet crude oil (“WTI crude oil”)	CL1	33.333%	98.81
	Coal – API (“coal”)	API21MON	33.333%	142.75
	S&P GSCI™ Agricultural Index – Excess Return (the “agricultural index”)	SPGCAGP	16.667%	96.13866
	S&P GSCI™ Precious Metals Index – Excess Return (the “precious metals index”)	SPGCPMP	16.667%	147.6653

*Bloomberg ticker symbols are being provided for reference purposes only. The initial commodity prices have been and the final average commodity price of each basket commodity will be, determined based on the prices published by the index publisher or the relevant exchange, as applicable.

Payment at maturity:	$1,000 + supplemental redemption amount (if any)
Supplemental redemption amount:	$1,000 x basket performance x participation rate; provided that the supplemental redemption amount will not be less than zero
Participation rate:	100%
Basket performance:	Sum of the commodity performance values of each of the basket commodities
Commodity performance value:	With respect to each basket commodity: [(final average commodity price – initial commodity price) / initial commodity price] x weighting
Commodity price:
For any trading day or index business day, as applicable:
WTI crude oil: the official settlement price per barrel
coal: the published price per ton
agricultural index: the official settlement price of the agricultural index precious metals index: the official settlement price of the precious metals index

Initial commodity price:	The commodity price for the applicable basket commodity on the pricing date. See “Basket—Initial commodity price” above.
Final average commodity price:	The arithmetic average of the commodity prices for the applicable basket commodity on each determination date for such basket commodity, as determined on the final determination date.
Determination dates:	In respect of each basket commodity, January 27, 2012, February 3, 2012, February 10, 2012 and February 17, 2012, subject to market disruption events in respect of the applicable basket commodity.
CUSIP:	6174463E7
Listing:	The notes will not be listed on any securities exchange.
Agent:	Morgan Stanley & Co. Incorporated
Commissions and Issue Price:	Price to Public(1)	Agent’s Commissions(1)(2)	Proceeds to Company
Per Note	100%	2.5%	97.5%
Total	$20,099,000	$502,475	$19,596,525

(1)   The actual price to public and agent’s commissions for a particular investor may be reduced for volume purchase discounts depending on the aggregate amount of notes purchased by that investor.  The lowest price payable by an investor is $990 per note.  Please see “Syndicate Information” on page 5 for further details.
(2)   For additional information, see “Plan of Distribution” in the accompanying prospectus supplement for commodity-linked capital protected notes.
The notes involve risks not associated with an investment in ordinary debt securities.  See “Selected Risk Factors” beginning on page 9.
The Securities and Exchange Commission and state securities regulators have not approved or disapproved these securities, or determined if this pricing supplement or the accompanying prospectus supplement and prospectus is truthful or complete.  Any representation to the contrary is a criminal offense.

YOU SHOULD READ THIS DOCUMENT TOGETHER WITH THE RELATED PROSPECTUS SUPPLEMENT AND PROSPECTUS, EACH OF WHICH CAN BE ACCESSED VIA THE HYPERLINKS BELOW.

Prospectus Supplement for Commodity-linked Capital Protected Notes dated June 22, 2007
Prospectus dated January 25, 2006

Commodity-Linked Capital Protected Notes due February 29, 2012
Based on the Performance of a Basket of Two Commodity Indices and Two Commodities

Fact Sheet

The notes are senior unsecured obligations of Morgan Stanley, will pay no interest, and have the terms described in the prospectus supplement for commodity-linked capital protected notes and the prospectus, as supplemented or modified by this pricing supplement.  At maturity, an investor will receive for each $1,000 stated principal amount of notes that the investor holds, the $1,000 stated principal amount plus a supplemental redemption amount, if any, based on whether the basket performance is positive.  The notes are senior notes issued as part of Morgan Stanley’s Series F Global Medium-Term note program.

Key Dates
Pricing Date:	Original Issue Date (Settlement Date):	Maturity Date:
February 22, 2008	February 29, 2008 (5 business days after the pricing date)	February 29, 2012

Key Terms
Issuer:	Morgan Stanley
Issue price:	$1,000 per note (see “Syndicate Information” on page 5)
Stated principal amount:	$1,000 per note
Denominations:	$1,000 per note and integral multiples thereof
Principal protection:	100% at maturity
Interest:	None
Basket:	Basket commodities	Bloomberg ticker symbol*	Weighting	Initial commodity price
	West Texas Intermediate light sweet crude oil (“WTI crude oil”)	CL1	33.333%	98.81
	Coal – API (“coal”)	API21MON	33.333%	142.75
	S&P GSCI™ Agricultural Index – Excess Return (the “agricultural index”)	SPGCAGP	16.667%	96.13866
	S&P GSCI™ Precious Metals Index – Excess Return (the “precious metals index”)	SPGCPMP	16.667%	147.6653

*Bloomberg ticker symbols are being provided for reference purposes only. The initial commodity prices have been and the final average commodity price of each basket commodity will be, determined based on the prices published by the index publisher or the relevant exchange, as applicable.

Payment at maturity:	$1,000 + supplemental redemption amount (if any)
Supplemental redemption amount:	$1,000 x basket performance x participation rate; provided that the supplemental redemption amount will not be less than zero
Participation rate:	100%
Basket performance:
Sum of the commodity performance values (i.e., percentage appreciation or depreciation) of each of the basket commodities.

A depreciation of one or more basket commodities will partially or wholly offset any appreciation in any of the other basket commodities such that the basket performance as a whole may be less than or equal to zero, in which case you will only receive the $1,000 stated principal amount at maturity.

Commodity performance value:	With respect to each basket commodity: [(final average commodity price – initial commodity price) / initial commodity price] x weighting
Commodity price:
For any trading day or index business day, as applicable:

WTI crude oil: the official settlement price per barrel of the first nearby month futures contract (or, in the case of the last trading day of the first nearby month contract, the second nearby month contract) per barrel of WTI crude oil, stated in U.S. dollars, as made public on the relevant exchange on such trading day coal: the published price per ton of steam coal, 6,000 kcal/kg, up to 1% sulphur NAR basis, cif ARA of the current month forward contract, stated in U.S. dollars, as published under the heading “Daily forward curves: API 2: (6,000kc NAR CIF ARA)” under the column “Average” in the issue of McCloskey’s Coal Report that reports prices effective on such trading day.

If on any day no price for coal is published, the commodity price for that day will be the price published on the first preceding day on which a price for coal was published by the publisher.

agricultural index: the official settlement price of the agricultural index as published by the index publisher or its successor on such index business day precious metals index: the official settlement price of the precious metals index as published by the index publisher or its successor on such index business day

February 2008	Page 2

Commodity-Linked Capital Protected Notes due February 29, 2012
Based on the Performance of a Basket of Two Commodity Indices and Two Commodities

Initial commodity price:
The commodity price for the applicable basket commodity on the pricing date.

If any initial commodity price as finally determined by the relevant exchange, the commodity publisher or the index publisher or its successor differs from any initial commodity price specified in this pricing supplement, we will include the definitive initial commodity price in an amended pricing supplement.

Final average commodity price:	The arithmetic average of the commodity prices for the applicable basket commodity on each determination date for such basket commodity, as determined on the final determination date.
Determination dates:	In respect of each basket commodity, January 27, 2012, February 3, 2012, February 10, 2012 and February 17, 2012, subject to market disruption events in respect of the applicable basket commodity.
Relevant exchange:	WTI crude oil: the NYMEX Division, or its successor, of the New York Mercantile Exchange
Index publisher:	agricultural index and precious metals index: Standard & Poor’s, a division of The McGraw-Hill Companies, Inc.
Commodity publisher:	coal: McCloskey’s Coal Report
Call right:	The notes are not callable prior to the maturity date.

February 2008	Page 3

Commodity-Linked Capital Protected Notes due February 29, 2012
Based on the Performance of a Basket of Two Commodity Indices and Two Commodities

General Information
Listing:	The notes will not be listed on any securities exchange.
CUSIP:	6174463E7
Tax considerations:
The Notes will be treated as “contingent payment debt instruments” for U.S. federal income tax purposes, as described in the section of the accompanying prospectus supplement called “United States Federal Taxation—Tax Consequences to U.S. Holders—Long-Term Notes.”  Under this treatment, if you are a U.S. taxable investor, you will generally be subject to annual income tax based on the “comparable yield” (as defined in the accompanying prospectus supplement) of the Notes, even though no interest is payable on the Notes.  In addition, any gain recognized by U.S. taxable investors on the sale or exchange, or at maturity, of the Notes generally will be treated as ordinary income.  We have determined that the “comparable yield” is a rate of 4.0956% per annum, compounded semi-annually.  Based on the comparable yield set forth above, the “projected payment schedule” for a Note (assuming an issue price of $1,000) consists of a projected amount equal to $1,176.0337 due at maturity.  You should read the discussion under “United States Federal Taxation” in the accompanying prospectus supplement concerning the U.S. federal income tax consequences of investing in the Notes.

The following table states the amount of original issue discount (“OID”) (without taking into account any adjustments to reflect the difference, if any, between the actual and the projected amount of any contingent payments on the notes) that will be deemed to have accrued with respect to a Note for each accrual period (assuming a day count convention of 30 days per month and 360 days per year), based upon the comparable yield set forth above.

	ACCRUAL PERIOD	OID DEEMED TO ACCRUE DURING ACCRUAL PERIOD (PER NOTE)	TOTAL OID DEEMED TO HAVE ACCRUED FROM ORIGINAL ISSUE DATE (PER NOTE) AS OF END OF ACCRUAL PERIOD
	Original Issue Date through June 30, 2008	$13.6520	$13.6520
	July 1, 2008 through December 31, 2008	$20.7576	$34.4096
	January 1, 2009 through June 30, 2009	$21.1826	$55.5922
	July 1, 2009 through December 31, 2009	$21.6164	$77.2086
	January 1, 2010 through June 30, 2010	$22.0591	$99.2677
	July 1, 2010 through December 31, 2010	$22.5108	$121.7785
	January 1, 2011 through June 30, 2011	$22.9718	$144.7503
	July 1, 2011 through December 31, 2011	$23.4422	$168.1925
	January 1, 2012 through Maturity Date	$7.8412	$176.0337

The comparable yield and the projected payment schedule are not provided for any purpose other than the determination of U.S. Holders’ accruals of OID and adjustments in respect of the Notes, and we make no representation regarding the actual amounts of payments that will be made on a Note.

	If you are a non-U.S. investor, please also read the section of the accompanying prospectus supplement called “United States Federal Taxation—Tax Consequences to Non-U.S. Holders.”

You are urged to consult your own tax advisors regarding all aspects of the U.S. federal income tax consequences of investing in the Notes as well as any tax consequences arising under the laws of any state, local or foreign taxing jurisdiction.

Trustee:	The Bank of New York (as successor Trustee to JPMorgan Chase Bank, N.A.)
Agent:	Morgan Stanley & Co. Incorporated (“MS & Co.”)
Calculation agent:	Morgan Stanley Capital Group Inc. (“MSCG”)
Contact:
Morgan Stanley clients may contact their local Morgan Stanley branch office or our principal executive offices at 1585 Broadway, New York, New York 10036 (telephone number (866) 477-4776).  All other clients may contact their local brokerage representative.  Third-party distributors may contact Morgan Stanley Structured Investment Sales at (800) 233-1087.

February 2008	Page 4

Commodity-Linked Capital Protected Notes due February 29, 2012
Based on the Performance of a Basket of Two Commodity Indices and Two Commodities

Syndicate Information
Issue price of the notes	Selling concession	Principal amount of notes for any single investor
100%	2.50%	<$999K
99.50%	2.00%	$1MM-$2.99MM
99.25%	1.75%	$3MM-$4.99MM
99.00%	1.50%	>$5MM

Selling concessions allowed to dealers in connection with the offering may be reclaimed by the agent, if, within 30 days of the offering, the agent repurchases the notes distributed by such dealers.

This offering summary represents a summary of the terms and conditions of the notes.  We encourage you to read the accompanying prospectus supplement for commodity-linked capital protected notes and prospectus related to this offering, which can be accessed via the hyperlinks on the front page of this document.

February 2008	Page 5

Commodity-Linked Capital Protected Notes due February 29, 2012
Based on the Performance of a Basket of Two Commodity Indices and Two Commodities

Payment at Maturity

At maturity, investors receive (i) $1,000 + (ii) supplemental redemption amount.

If the basket performance is:	The supplemental redemption amount will be:
Greater than zero	$1,000 x basket performance x 100%
Less than or equal to zero	$0. Investors will only receive $1,000 at maturity

Note:

As there is no cap on upside participation, there is no maximum payment on the notes.  Investors will receive 100% of any appreciation in the value of the basket.

If the basket performance at maturity is zero or negative, investors will only receive the stated principal amount at maturity.

See “Hypothetical Payout on the Notes” for examples of how to calculate the payment at maturity.

February 2008	Page 6

Commodity-Linked Capital Protected Notes due February 29, 2012
Based on the Performance of a Basket of Two Commodity Indices and Two Commodities

Hypothetical Payout on the Notes

Presented below are hypothetical examples showing how the payout on the notes at maturity, including the supplemental redemption amount, is calculated.  The following hypothetical examples are provided for illustrative purposes only.  Actual results will vary.

Below is one full example of how to calculate the basket performance based on the hypothetical data in the table below.  In addition, below are examples of how to calculate the payment at maturity.  Commodity prices used in the examples below, including the initial commodity prices, are hypothetical and do not reflect the actual commodity prices.

Basket Commodity	Weighting	Hypothetical Initial Commodity Price	Hypothetical Final Average Commodity Price
WTI crude oil	33.333%	90	95.40
coal	33.333%	130	137.80
agricultural index	16.667%	87	92.22
precious metals index	16.667%	140	148.40

Basket Performance = Sum of Commodity Performance Values

[(final average WTI crude oil price – initial WTI crude oil price) / initial WTI crude oil price]  x  33.333%; plus
[(final average coal price – initial coal price) / initial coal price]  x  33.333%
[(final average agricultural index price – initial agricultural index price) / initial agricultural index price]  x  16.667%; plus
[(final average precious metals index price – initial precious metals index price) / initial precious metals index price]  x  16.667%; plus

So, using the hypothetical prices above,

[(95.40 – 90) / 90] x 33.333%  =  2%; plus
[(137.80 – 130) / 130] x 33.333%  =  2%; plus
[(92.22 – 87) / 87] x 16.667%  =  1%; plus
[(148.40 – 140) / 140] 16.667%  =  1%; plus

basket performance   =   6%

February 2008	Page 7

Commodity-Linked Capital Protected Notes due February 29, 2012
Based on the Performance of a Basket of Two Commodity Indices and Two Commodities

EXAMPLE #1:  Basket performance is positive

Hypothetical basket performance = 10%

Participation rate = 100%

Basket Commodity	Weighting	Percentage Change from Initial Commodity Price	Commodity Performance Value
WTI crude oil	33.333%	9%	3%
coal	33.333%	9%	3%
agricultural index	16.667%	12%	2%
precious metals index	16.667%	12%	2%
		Basket Performance =	10%

Supplemental redemption amount = $1,000 x 10% x 100% = $100

The total payment at maturity per note will equal $1,100, which is the sum of the $1,000 stated principal amount per note and a supplemental redemption amount of $100.

EXAMPLE #2:  Basket performance is 0% or negative

Hypothetical basket performance = – 5%

Participation rate = 100%

Basket Commodity	Weighting	Percentage Change from Initial Commodity Price	Commodity Performance Value
WTI crude oil	33.333%	9%	3%
coal	33.333%	– 9%	– 3%
agricultural index	16.667%	12%	2%
precious metals index	16.667%	– 42%	– 7%
		Basket Performance =	– 5%

Supplemental redemption amount = $1,000 x –5% (less than zero) x 100% = $0

In this example, the final average prices of two of the basket commodities—WTI crude oil and the agricultural index (with a combined weighting of 50% of the basket)—are higher than their respective initial prices by 9% and 12%, respectively (WTI crude oil contributes a 3% increase to the basket performance on a weighted basis and the agricultural index contributes a 2% increase to the basket performance on a weighted basis), but the final average prices of the two other basket commodities— coal and the precious metals index (with a combined weighting of 50% of the basket)—are each lower than their respective initial prices by 9% and 42%, respectively (coal contributes a 3% decrease to the basket performance on a weighted basis and the precious metals index contributes a 7% decrease to the basket on a weighted basis).  Accordingly, although two of the basket commodities have positive performance values and two have negative performance values, the basket performance is less than zero.  Therefore, there will be no supplemental redemption amount and the total payment at maturity per note will equal only the $1,000 principal amount.

February 2008	Page 8

Commodity-Linked Capital Protected Notes due February 29, 2012
Based on the Performance of a Basket of Two Commodity Indices and Two Commodities

Selected Risk Factors

The notes are financial instruments that are suitable only for investors who are capable of understanding the complexities and risks specific to the notes.  Accordingly, you should consult with your own financial and legal advisors as to the risks entailed by an investment in the notes and the suitability of such notes in light of your particular circumstances.  The notes are not secured debt and investing in the notes is not equivalent to investing directly in the basket commodities.  The following is a non-exhaustive list of certain key considerations for investors in the notes.  For a complete list of considerations and risk factors, please see the section entitled “Risk Factors” beginning on page S-15 of the prospectus supplement for commodity-linked capital protected notes.  You should carefully consider whether the notes are suited to your particular circumstances before you decide to purchase them.

▪
No interest payments and possibility of no return.  The terms of the notes differ from ordinary debt securities in that no interest will be paid.  Because the supplemental redemption amount is variable and may equal zero, the overall return on the notes may be less than the amount that would be paid on an ordinary debt security of comparable maturity.

▪
The notes will not be listed and secondary trading may be limited.  The notes will not be listed on any securities exchange. Therefore, there may be little or no secondary market for the notes.  Our affiliate, MS & Co., currently intends to act as a market maker for the notes but is not required to do so.  Even if there is a secondary market, it may not provide enough liquidity to allow you to sell the notes easily.  Because we do not expect that other market makers will participate significantly in the secondary market for the notes, the price at which you may be able to trade your notes is likely to depend on the price, if any, at which MS & Co. is willing to transact.  If at any time MS & Co. were to cease acting as a market maker, it is likely that there would be no secondary market for the notes.  Because it is not possible to predict whether the market for the notes will be liquid or illiquid, you should be willing to hold your notes to maturity.

▪
Market prices of the notes will be influenced by many unpredictable factors.  The market value of the notes is affected by a variety of factors, including, (i) the price of each of the basket commodities, (ii) the volatility of the basket commodities, (iii) trends of supply and demand for each of the basket commodities at any time, (iv) interest and yield rates in the market, (v) geopolitical conditions, (vi) economic, financial, political and regulatory or judicial events that affect the basket commodities or commodities markets generally and that may affect the final average commodity prices, (vii) the time remaining to the maturity of the notes and (viii) our creditworthiness.  Some or all of these factors will influence the price that you will receive if you sell your notes prior to maturity and a sale of the notes prior to maturity may result in a loss.

▪
Values for the basket commodities may change unpredictably and affect the value of the notes in unforeseeable ways.  Investments, such as the notes, linked to the prices of commodities or the values of commodity indices, are considered speculative, and prices for commodities and related contracts and values of commodity indices may fluctuate significantly over short periods for a variety of factors, including: changes in supply and demand relationships, governmental programs and policies, national and international political and economic events, changes in interest and exchange rates, trading activities in commodities and related contracts, pestilence, technological change, weather, and agricultural, trade, fiscal, monetary and exchange control policies.  The price volatility of each basket commodity also affects the value of the forwards and forward contracts related to that commodity and, therefore, its price at any such time.  These factors may affect the values of the basket commodities and may cause the values for basket commodities to move in inconsistent directions and at inconsistent rates, which will affect the value of your notes in varying ways.

▪
Specific commodities prices are affected by numerous factors specific to each market.  For more information on the agricultural index, the precious metals index and WTI crude oil, please see “Annex I—Certain Additional Commodity and Commodity Index Risks” in the accompanying prospectus supplement for commodity-linked capital protected notes.

o
Coal: The price of coal is affected by the global demand for and supply of coal. Due to the importance of coal in the generation of electricity and the production of iron and steel, the electric and steel industries account for a significant percentage of coal demand. Nuclear power, natural gas, hydro-electric power, wind and solar power and crude oil can be used as substitutes for coal, and the availability and price of each of these alternative energy sources also affects demand for coal. Government regulations regarding air pollution affect the demand for coal, and, specifically, the demand for specific types of coal, by limiting the amount of sulfur dioxide which

February 2008	Page 9

Commodity-Linked Capital Protected Notes due February 29, 2012
Based on the Performance of a Basket of Two Commodity Indices and Two Commodities

may be emitted during the use of coal. Other factors that affect the price of coal include weather patterns, discoveries of new coal deposits, labor and equipment costs, environmental, health and safety and other government regulations, including the regulation of mines, government subsidies and tax incentives, and transportation disruptions.

o
The S&P GSCITM Precious Metals Index – Excess Return:  The S&P GSCI™ Precious Metals Index – Excess Return is a world production−weighted index consisting of two precious metals commodities in the world economy: Gold and Silver. Global precious metals commodity prices are primarily affected by the global demand for and supply of those commodities, but are also significantly influenced by speculative actions and by currency exchange rates. Gold prices in particular are subject to volatile price movements over short periods of time and are affected by numerous factors, including macroeconomic factors such as the structure of and confidence in the global monetary system, expectations regarding the future rate of inflation, the relative strength of, and confidence in, the U.S. dollar (the currency in which the price of gold is usually quoted), interest rates, gold borrowing and lending rates, and global or regional economic, financial, political, regulatory, judicial or other events. Gold prices may be affected by industry factors such as industrial and jewelry demand as well as lending, sales and purchases of gold by the official sector, including central banks and other governmental agencies and multilateral institutions which hold gold. Additionally, gold prices may be affected by levels of gold production, production costs and short−term changes in supply and demand due to trading activities in the gold market.  Silver prices can fluctuate widely and may be affected by numerous factors.  These include general economic trends, technical developments, substitution issues and regulation, as well as specific factors including industrial and jewelry demand, expectations with respect to the rate of inflation, the relative strength of the U.S. dollar (the currency in which the price of silver is generally quoted) and other currencies, interest rates, central bank sales, forward sales by producers, global or regional political or economic events, and production costs and disruptions in major silver producing countries such as the United Mexican States and the Republic of Peru.  The supply of silver consists of a combination of new mine production and existing stocks of bullion and fabricated silver held by governments, public and private financial institutions, industrial organizations and private individuals.  In addition, the price of silver has on occasion been subject to very rapid short-term changes due to speculative activities. From time-to-time, above-ground inventories of silver may also influence the market. The major end-uses for silver include industrial applications, photography, jewelry and silverware.

▪
Changes in the value of one or more of the basket commodities may offset each other.  Price movements in the basket commodities may not correlate with each other.  At a time when the price of one or more of the basket commodities increases, the price of one or more of the other basket commodities may increase to a lesser extent or may decline.  Therefore, in calculating the basket performance, increases in the value of one or more of the basket commodities may be moderated, or wholly offset, by lesser increases or declines in the value of one or more of the other basket commodities.

▪
The final average commodity price of each basket commodity is determined on multiple determination dates.  The final average commodity price for each basket commodity is equal to the arithmetic average of the prices of the relevant basket commodity on each of the determination dates.  Due to the multiple determination dates, increases in the price of any basket commodity on one or more determination dates may be partially or entirely offset by decreases in the price of such basket commodity on other determination dates.  Even if one or more basket commodities has increased substantially on the final determination date, the final average commodity price for such basket commodity may not be higher than the initial price and, accordingly, you may not receive at maturity an amount greater than the stated principal amount for each note you hold.

▪
Investing in the notes is not equivalent to investing directly in the basket commodities.  Because the basket performance is based on the average prices of the basket commodities over the determination dates over the final three months of the term of the notes, it is possible for the final average commodity price of any of the basket commodities to be lower than the initial commodity price of such basket commodity even if the price of the basket commodity has been above the initial commodity price during the term of the notes.

▪
The inclusion of commissions and projected profit from hedging in the original issue price is likely to adversely affect secondary market prices.  Assuming no change in market conditions or any other relevant factors, the price, if any, at which MS & Co. is willing to purchase notes in secondary market transactions will likely be lower than the original issue price, since the original issue price will include, and secondary market prices are

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Commodity-Linked Capital Protected Notes due February 29, 2012
Based on the Performance of a Basket of Two Commodity Indices and Two Commodities

likely to exclude, commissions paid with respect to the notes, as well as the projected profit included in the cost of hedging its obligations under the notes.  In addition, any such prices may differ from values determined by pricing models used by MS & Co., as a result of dealer discounts, mark-ups or other transaction costs.

▪
Adjustments to any basket index could adversely affect the value of the notes.  The index publisher of any basket index may make methodological changes in the relevant basket index that could directly or indirectly affect the value of the index.  These actions could adversely affect the value of the notes.  In addition, the index publisher may discontinue or suspend calculation or publication of the relevant basket index at any time.  In these circumstances, the calculation agent will have the sole discretion to substitute a successor index that is comparable to the discontinued index and is not precluded from considering indices that are calculated and published by the calculation agent or any of its affiliates.

▪	Issuer’s credit ratings may affect the market value. Investors are subject to the credit risk of the issuer. Any decline in the issuer’s credit ratings may affect the market value of the notes.

▪
Economic interests of the calculation agent may be potentially adverse to the investors.  MSCG, the calculation agent, is an affiliate of the issuer.  Any determinations made by the calculation agent may affect the payout to investors at maturity.

▪
Hedging and trading activity could adversely affect the prices of the underlying commodities.  The hedging or trading activities of the issuer’s affiliates on or prior to the pricing date could have increased the initial commodity prices for the basket commodities and, as a result, could have increased the prices at which the basket commodities must close on the determination dates before you would receive a payment at maturity that exceeds the stated principal amount of the notes.  Additionally, such hedging or trading activities during the term of the notes could potentially affect the prices of the basket commodities, including the final average commodity prices, and, accordingly, the amount of cash you will receive upon a sale of the notes or at maturity.

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Commodity-Linked Capital Protected Notes due February 29, 2012
Based on the Performance of a Basket of Two Commodity Indices and Two Commodities

Information about the Basket Indices

TheS&P GSCITM Agricultural Index – Excess Return. The S&P GSCITM Agricultural Index – Excess Return, which we refer to as the agricultural index, is a sub-index of the S&P GSCITM-ER.  The agricultural index represents only the agricultural components of the S&P GSCITM-ER.  The value of the agricultural index on any given day is calculated in the same manner as the S&P GSCITM-ER except that (i) the daily contract reference prices, the contract production weight (“CPW”) and roll weights used in performing such calculations are limited to the agricultural futures contracts included in the agricultural index; and (ii) the agricultural index has a separate normalizing constant.

The S&P GSCITM commodities included in the agricultural index and their dollar weightings on February 22, 2008 are:

Commodity	Weighting
Wheat	32.36%
Red Wheat	7.77%
Corn	23.18%
Soybeans	16.69%
Cotton	5.88%
Sugar	7.91%
Coffee	4.66%
Cocoa	1.55%

The S&P GSCITM-ER is described in “Annex II—Certain Additional Commodity Index Information” in the accompanying prospectus supplement for commodity-linked capital protected notes.

TheS&P GSCITM Precious Metals Index – Excess Return. The S&P GSCITM Precious metals index – Excess Return, which we refer to as the precious metals index, is a sub-index of the S&P GSCITM-ER.  The precious metals index represents only the gold and silver components of the S&P GSCITM-ER.  The value of the precious metals index on any given day is calculated in the same manner as the S&P GSCITM-ER except that (i) the daily contract reference prices, CPW and roll weights used in performing such calculations are limited to the gold and silver futures contracts included in the precious metals index; and (ii) the precious metals index has a separate normalizing constant.

The S&P GSCITM commodities included in the precious metals index and their dollar weightings on February 22, 2008 are:

Commodity	Weighting
Gold	87.61%
Silver	12.39%

The S&P GSCITM-ER is described in “Annex II—Certain Additional Commodity Index Information” in the accompanying prospectus supplement for commodity-linked capital protected notes.

February 2008	Page 12

Commodity-Linked Capital Protected Notes due February 29, 2012
Based on the Performance of a Basket of Two Commodity Indices and Two Commodities

License Agreement between S&P and Morgan Stanley.  The Standard & Poor’s® Corporation, or S&P®, and Morgan Stanley have entered into a non-exclusive license agreement providing for the license to Morgan Stanley, and certain of its affiliated or subsidiary companies, in exchange for a fee, of the right to use the S&P GSCITM Index, which is owned and published by S&P, in connection with securities, including the notes.

The license agreement between S&P and Morgan Stanley provides that the following language must be set forth in this pricing supplement:

The notes are not sponsored, endorsed, sold or promoted by The McGraw-Hill Companies, Inc. (including its affiliates) (S&P, with its affiliates, are referred to as the “Corporations”).  The Corporations have not passed on the legality or suitability of, or the accuracy or adequacy of descriptions and disclosures relating to, the notes.  The Corporations make no representation or warranty, express or implied, to the holders of the notes or any member of the public regarding the advisability of investing in securities generally or in the notes particularly, or the ability of the S&P GSCITM Index to track general commodity market performance.  The Corporations’ only relationship to Morgan Stanley is the licensing of the S&P GSCITM Index and S&P® trademarks or service marks and certain trade names of the Corporations and the use of the S&P GSCITM Index which is determined, composed and calculated by S&P without regard to the licensee or the notes.  S&P has no obligation to take the needs of the licensee or the owners of the notes into consideration in determining, composing or calculating the S&P GSCITM Index.  The Corporations are not responsible for and have not participated in the determination of the timing, prices, or quantities of the notes to be issued or in the determination or calculation of the equation by which the notes are to be converted into cash.  The Corporations have no liability in connection with the administration, marketing or trading of the notes.

THE CORPORATIONS DO NOT GUARANTEE THE ACCURACY AND/OR UNINTERRUPTED CALCULATION OF THE S&P GSCITM INDEX OR ANY DATA INCLUDED THEREIN. THE CORPORATIONS MAKE NO WARRANTY, EXPRESS OR IMPLIED, AS TO RESULTS TO BE OBTAINED BY THE LICENSEE, OWNERS OF THE NOTES, OR ANY OTHER PERSON OR ENTITY FROM THE USE OF THE S&P GSCITM INDEX OR ANY DATA INCLUDED THEREIN.  THE CORPORATIONS MAKE NO EXPRESS OR IMPLIED WARRANTIES AND EXPRESSLY DISCLAIM ALL WARRANTIES OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE OR USE WITH RESPECT TO THE S&P GSCITM INDEX OR ANY DATA INCLUDED THEREIN.  WITHOUT LIMITING ANY OF THE FOREGOING, IN NO EVENT SHALL THE CORPORATIONS HAVE ANY LIABILITY FOR LOST PROFITS OR SPECIAL, INCIDENTAL, PUNITIVE, INDIRECT OR CONSEQUENTIAL DAMAGES, EVEN IF NOTIFIED OF THE POSSIBILITY OF SUCH DAMAGES.

“Standard & Poor’s®,” “S&P®,” “S&P GSCITM” are trademarks of The McGraw-Hill Companies, Inc. and have been licensed for use by Morgan Stanley.  The notes have not been passed on by the Corporations as to their legality or suitability.  The notes are not issued, endorsed, sold or promoted by the Corporations.  THE CORPORATIONS MAKE NO WARRANTIES AND BEAR NO LIABILITY WITH RESPECT TO THE NOTES.

February 2008	Page 13

Commodity-Linked Capital Protected Notes due February 29, 2012
Based on the Performance of a Basket of Two Commodity Indices and Two Commodities

Historical Information

The following tables set forth the published high and low official settlement prices or official cash offer price, as applicable, as well as end-of-quarter official settlement prices or official cash offer price, as applicable, of each of the basket commodities for each quarter in the period from, in the case of WTI crude oil, the agricultural index and the precious metals index, January 1, 2003 through February 22, 2008, and in the case of coal, January 22, 2005 through February 22, 2008.  The related graphs set forth the official settlement prices for each of the basket commodities in the same respective periods.  On February 22, 2007 the official settlement prices were, in the case of WTI crude oil, $98.81, in the case of coal, $142.75, in the case of the agricultural index, 96.13866 and, in the case of the precious metals index, 147.6653.  We obtained the information in the tables and graphs below from Bloomberg Financial Markets, without independent verification.  The historical price performance of the basket commodities should not be taken as an indication of future performance.

WTI Crude Oil (in U.S. dollars)	High	Low	Period End
2003
First Quarter	37.83	26.91	31.04
Second Quarter	32.36	25.24	30.19
Third Quarter	32.39	26.96	29.20
Fourth Quarter	33.71	28.47	32.52
2004
First Quarter	38.18	32.48	35.76
Second Quarter	42.33	34.27	37.05
Third Quarter	49.90	38.39	49.64
Fourth Quarter	55.17	40.71	43.45
2005
First Quarter	56.72	42.12	55.40
Second Quarter	60.54	46.80	56.50
Third Quarter	69.81	56.72	66.24
Fourth Quarter	65.47	56.14	61.04
2006
First Quarter	68.35	57.65	66.63
Second Quarter	75.17	66.23	73.93
Third Quarter	77.03	60.46	62.91
Fourth Quarter	63.72	55.81	61.05
2007
First Quarter	66.03	50.48	65.87
Second Quarter	70.68	61.47	70.68
Third Quarter	83.32	69.26	81.66
Fourth Quarter	98.18	79.02	95.98
2008
First Quarter (through February 22, 2008)	100.74	86.99	98.81

Daily Closing Prices of WTI Crude Oil January 1, 2003 to February 22, 2008

February 2008	Page 14

Commodity-Linked Capital Protected Notes due February 29, 2012
Based on the Performance of a Basket of Two Commodity Indices and Two Commodities

Coal (in U.S. dollars)	High	Low	Period End
2005
First Quarter (beginning January 22, 2005)	67.65	63.10	66.60
Second Quarter	68.05	60.43	61.73
Third Quarter	63.25	54.10	54.55
Fourth Quarter	55.15	50.78	52.48
2006
First Quarter	66.90	53.25	65.18
Second Quarter	64.23	58.85	60.68
Third Quarter	71.35	60.30	65.55
Fourth Quarter	68.75	63.20	68.05
2007
First Quarter	72.15	66.20	72.15
Second Quarter	81.58	70.30	78.00
Third Quarter	104.03	75.25	104.03
Fourth Quarter	129.68	102.00	127.05
2008
First Quarter (through February 22, 2008)	145.00	127.05	142.75

Daily Closing Prices of Coal January 22, 2005 to February 22, 2008

February 2008	Page 15

Commodity-Linked Capital Protected Notes due February 29, 2012
Based on the Performance of a Basket of Two Commodity Indices and Two Commodities

Agricultural Index	High	Low	Period End
2003
First Quarter	78.462	71.852	73.162
Second Quarter	77.995	71.258	71.395
Third Quarter	77.063	70.425	76.196
Fourth Quarter	83.174	73.848	79.684
2004
First Quarter	91.895	81.059	88.714
Second Quarter	90.924	74.224	74.224
Third Quarter	73.844	63.319	63.319
Fourth Quarter	64.078	60.896	62.744
2005
First Quarter	71.275	60.060	66.043
Second Quarter	67.048	61.260	63.454
Third Quarter	67.272	58.493	60.508
Fourth Quarter	62.563	56.862	62.202
2006
First Quarter	67.512	61.438	64.033
Second Quarter	67.017	60.267	62.611
Third Quarter	64.668	55.399	58.060
Fourth Quarter	68.439	57.131	67.202
2007
First Quarter	68.761	61.407	61.407
Second Quarter	69.012	59.194	64.707
Third Quarter	80.435	63.604	79.796
Fourth Quarter	84.554	72.739	82.416
2008
First Quarter (through February 22, 2008)	96.139	83.690	96.139

Daily Closing Prices of the Agricultural Index January 1, 2003 to February 22, 2008

February 2008	Page 16

Commodity-Linked Capital Protected Notes due February 29, 2012
Based on the Performance of a Basket of Two Commodity Indices and Two Commodities

Precious Metals Index	High	Low	Period End
2003
First Quarter	69.00	59.37	61.16
Second Quarter	67.32	58.66	62.68
Third Quarter	70.21	62.11	69.64
Fourth Quarter	75.53	66.61	75.32
2004
First Quarter	79.19	72.17	79.19
Second Quarter	79.50	67.80	70.77
Third Quarter	76.02	70.32	76.02
Fourth Quarter	82.94	75.04	78.47
2005
First Quarter	80.22	73.91	76.86
Second Quarter	78.41	74.30	77.17
Third Quarter	82.72	74.38	82.13
Fourth Quarter	92.13	79.94	90.16
2006
First Quarter	102.70	91.52	101.77
Second Quarter	125.82	95.78	104.48
Third Quarter	112.95	97.49	101.31
Fourth Quarter	110.02	94.99	106.63
2007
First Quarter	115.03	101.36	109.68
Second Quarter	114.03	103.95	104.96
Third Quarter	118.31	103.25	118.31
Fourth Quarter	132.08	115.87	130.39
2008
First Quarter (through February 22, 2008)	147.77	133.79	147.67

Daily Closing Prices of the Precious Metals Index January 1, 2003 to February 22, 2008

February 2008	Page 17

Commodity-Linked Capital Protected Notes due February 29, 2012
Based on the Performance of a Basket of Two Commodity Indices and Two Commodities

Where You Can Find More Information

Morgan Stanley has filed a registration statement (including a prospectus, as supplemented by the prospectus supplement for commodity-linked capital protected notes) with the Securities and Exchange Commission, or SEC, for the offering to which this pricing supplement relates.  Before you invest, you should read the prospectus in that registration statement, the prospectus supplement for commodity-linked capital protected notes and any other documents relating to this offering that Morgan Stanley has filed with the SEC for more complete information about Morgan Stanley and this offering.  You may get these documents without cost by visiting EDGAR on the SEC web site at www.sec.gov.  Alternatively, Morgan Stanley will arrange to send you the prospectus and the prospectus supplement for commodity-linked capital protected notes if you so request by calling toll-free 800-584-6837.

You may access these documents on the SEC web site at www.sec.gov as follows:

Prospectus Supplement for Commodity-linked Capital Protected Notes dated June 22, 2007
Prospectus dated January 25, 2006

Terms used in this pricing supplement are defined in the prospectus supplement for commodity-linked capital protected notes or in the prospectus.  As used in this pricing supplement, the “Company,” “we,” “us,” and “our” refer to Morgan Stanley.

February 2008	Page 18